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Exhibit 10.47

IOWA STATE INNOVATION SYSTEM

SUBLEASE AGREEMENT

****

NewLink Genetics, Inc.

February 1, 2001 - January 31, 2002

 Sublease Between
IOWA STATE INNOVATION SYSTEM
and
NewLink Genetics, Inc.
an Iowa Company

        Iowa State University of Science and Technology and the Board of Regents, State of Iowa have entered into a lease agreement with the Iowa State University Research Park Corporation for multi-tenant space commonly referred to as Iowa State Innovation System (ISIS), in the Iowa State University Research Park Corporation building located at 2501 North Loop Drive, Ames, Iowa. The Board of Regents, State of Iowa and Iowa State University of Science and Technology are authorized to sublease space within the ISIS Center for approved uses.

        THIS SUBLEASE AGREEMENT MADE AND ENTERED INTO THIS 24th day of January 2001 by and between the Board of Regents, State of Iowa for the Use and Benefit of Iowa State University of Science and Technology and Iowa State Innovation System, hereinafter referred to as the LESSEE, and NewLink Genetics, Inc., hereinafter referred to as the SUBLESSEE.

1.
PREMISES:    The premises consists of approximately 165 and 110 square feet, respectively, of office space, commonly referred to as Suite 3505 & 3510 in the building known as the Iowa State Innovation System Center (ISIS Wet-lab Incubator), located at 2901 South Loop Drive. The premises are on the Iowa State University Research Park site in Ames, Iowa.

2.
SUBLEASE TERM:    The term of this sublease for Suite 3505 shall be a period of 12 months, commencing February 1, 2001 and ending January 31, 2002. The term of this sublease for Suite 3510 shall be on a month-to-month basis. It is mutually agreed that this sublease may be terminated by either party upon thirty (30) days written notice to the other party. Prior to final execution of this document, SUBLESSEE may stage equipment and conduct business at its own risk provided that it insures LESSEE pursuant to paragraph 9 of this lease.

3.
SUBLEASE PAYMENT:    Rent for the term of this sublease shall be in the amount of $500.00 per month, payable in advance on the first day of the month.

4.
RENEWAL:    Continuation of the lease is contingent upon a review of the business progress of the client by the director of ISIS. After a successful review, this sublease may be renewed on a month-to-month basis at a rental of $300.00 per month for Suite 3505 and $200.00 per month for Suite 3510.

5.
POSSESSION:    SUBLESSEE shall be entitled to possession on the first day of the term of this sublease, and shall yield possession to LESSEE at the time and date of the close of the sublease term. All keys and other property of LESSEE shall be returned by SUBLESSEE at that time.

6.
USE OF PROPERTY:    This property shall be used by SUBLESSEE for office, applied research, product development and marketing. SUBLESSEE shall submit in writing any proposed plan for changes, modifications or additions to the premises and will not proceed with same without LESSEE's written approval, which shall not be unreasonably withheld.

  Without Landlord's prior written consent, Tenant shall not receive, store or otherwise handle any hazardous substance (as defined below) on the Demised Premises. To the extent Landlord consents to the presence of any hazardous substance on the Demised Premises, in no event shall any such hazardous substance be a substance that is: (i) included on the attached list of Hazardous Materials Presenting a Physical Hazard in a quantity exceeding the maximum quantity allowed on such list; or (ii) a biological contaminant in excess of biohazard level 3 or 4 (see Attachment '1'). In addition, Tenant shall receive, store, use, and otherwise handle any such hazardous substance permitted on the Demised Premises in compliance with all applicable local, state, and federal environmental protection ordinances, regulations, or laws (each an "environmental law"). For purposes of this SubLease, a hazardous substance shall include any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum derived substances or wastes, radon gas, or related materials; (ii) requires investigation, removal, or remediation under any environmental under any environmental law, or is defined, listed, or identified as a "hazardous waste" or "hazardous substance" thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority or environmental law.

7.
CARE OF PREMISES:    SUBLESSEE shall keep the premises neat and orderly, and shall surrender the premises at the end of the sublease term in the same condition as when it took possession, normal wear and tear excepted. SUBLESSEE shall ensure that its operation shall not create unreasonable noise, interference or disruption for any other SUBLESSEE, or for the University.

8.
UTILITIES AND SERVICES:    General purpose water, heat, light, trash removal, maintenance and general care of hallways and public areas will be provided by LESSEE. Should SUBLESSEE's operations result in excessive and inordinate utility consumption, LESSEE reserves the right to charge a reasonable fee for such consumption. SUBLESSEE is responsible for telephone service and charges; as well as any secretarial and administrative services provided to SUBLESSEE based on the current costs presented to SUBLESSEE at the date of this lease.

9.
INSURANCE:    LESSEE and SUBLESSEE shall each be responsible to protect its respective property interests. SUBLESSEE shall obtain, at its own expense, and provide to the University, a general liability insurance certificate that includes the Iowa State University Research Park Corporation and the Board of Regents, State of Iowa as additional insureds. The insurance companies providing coverage must be of an acceptable financial rating as determined by Iowa State University Risk Management. The policy must provide the following coverage and limits as a minimum: $1,000,000 combined single limit per occurrence for bodily injury including death personal injury and property damage.

  The term of coverage shall coincide with the dates of the agreement. The certificates shall provide 30 days notice of cancellation or material change of coverage to the certificate holders.

10.
LIABILITY:    SUBLESSEE agrees to indemnify, defend and hold harmless LESSEE, Iowa State University of Science and Technology, Board of Regents, State of Iowa and the Iowa State University Research Park Corporation and their respective officers, employees, agents and others from and against any and all liability, loss, costs, damage and expenses occasioned by, or arising out of, SUBLESSEE's business operation, products or services, debts or obligations, or any action of SUBLESSEE, its employees, agents and others, or any and all liability resulting from or arising out of the advice, services, or other aid provided to SUBLESSEE by the parties set forth above in this section.

11.
HOLDING OVER:    Continued possession beyond the expiration date of the term of this sublease by the SUBLESSEE shall constitute a month-to-month extension of this sublease.

12.
RULES:    SUBLESSEE understands and acknowledges that it and its officers, employees, agents, visitors and guests shall observe all operating policies of the LESSEE, including, but not limited to, rules, procedures and traffic and parking regulations. Such policies shall be provided in writing by LESSEE upon request of SUBLESSEE.

13.
REPRESENTATIONS:    SUBLESSEE agrees that it will not represent itself as acting on behalf of, or as a part of, the LESSEE, Iowa State University of Science and Technology, Board of Regents, State of Iowa and Iowa State University Research Park Corporation.

14.
ASSIGNMENT:    SUBLESSEE shall not assign or sublet this sublease or its rights hereunder to any other party without the prior written approval of LESSEE.

15.
INSPECTION:    SUBLESSEE shall allow LESSEE to enter the leased premises at reasonable times, and with reasonable notice considering the circumstances, for the purposes of inspection, repairs or improvements, or to show the premises to prospective sublessees.

16.
REMEDIES.    If SUBLESSEE fails to comply with the terms of this sublease, and refuses to correct such non-compliance within 10 days following written notice, LESSEE may terminate this sublease and proceed to remove SUBLESSEE from the premises, or take such other action as is provided by law.

17.
CHANGES IN WRITING:    Any and all changes, additions or deletions to the terms of this sublease shall be in writing, executed by both parties.

18.
COMMON AREAS:    SUBLESSEE shall have reasonable use of common areas of the building for normal business purposes, within the policy guidelines of ISIS Center. Common areas include the ISIS equipment room, tissue culture lab, dark room, conference room, shipping and receiving, copy room, break area, hallways, and other designated common work areas.

19.
SECURITY:    SUBLESSEE is responsible for securing all windows and doors within and on its subleased space, and shall exert diligence in keeping building entrances and openings locked after normal business hours.

20.
RELOCATION:    LESSEE reserves the right to relocate SUBLESSEE to a comparable space within the incubator facility at LESSEE's discretion. LESSEE will provide 30 days notice prior to relocation.

SUBLESSEE:
BY:	/s/ T. Seregina
TITLE:	COO
DATE:	01-30-01
	Iowa State University Vice President for Business and Finance		Board of Regents, State of Iowa for the Use and Benefit of Iowa State University of Science and Technology at Ames, Iowa.
BY:	/s/ Warren Madden Warren Madden, Vice President	BY:	/s/ Frank J. Stork Frank J. Stork, Exclusive Director
DATE:	3/23/01	DATE:	4/11/01
AND
LESSEE:	IOWA STATE INNOVATION SYSTEM
BY:	/s/ Steven T. Carter Steven T. Carter, Director
DATE:	2/2/01

 ATTACHMENT 1

Exempt Amounts of Hazardous Materials Presenting a Physical Hazard
Maximum Quantities Per Laboratory

MATERIAL	CLASS	OPEN SYSTEM— SOLID LBS. (Cu. Ft.)	OPEN SYSTEM— LIQUID GALLONS (LBS.)
Combustible liquid(1)	II	N.A.	30
	III-A		80
	III-B		3300(3)
Cryogenic (flammable or oxidizing)	`````	N.A.	10
Explosives	`````	1/4(4)	(1/4)(4)
Flammable Solid	`````	Not Allowed	N.A.
Flammable Gas	`````	N.A.	N.A.
Flammable Liquid(1)	I-A	N.A.	10
Combination I-A, I-B, I-C	I-B	N.A.	15
	I-C	N.A.	20
		N.A.	30
Organic Peroxide, unclassified, detonatable		1/4(4)	(1/4)(4)
Organic Peroxide	I	1(1)	1(1)
	II	10(1)	(10)(1)
	III	25(1)	(25)(1)
	IV	100(1)	(100)(1)
	V	Not Limited	Not Limited
Oxidizer	4	1/4(4)	(1/4)(4)
	3	2(1)	(2)(1)
	2	50(1)	(50)(1)
	1	1000(1)	(1000)(1)
Oxidizer—Gas(1)		N.A.	N.A.
Pyrophoric	`````	0	0
Unstable (Reactive)	4	1/4(4)	(1/4)(4)
	3	1(1)	(1)(1)
	2	10(1)	(10)(1)
	1	Not Limited	Not Limited
Water Reactive	3	1(1)	(1)(1)
	2	10(1)	(10)(1)
	1	25(1)	(25)(1)
Biohazard Level 3 & 4 Agents	None	None	None

(1)
Quantities may be increased 100 percent in sprinklered buildings. When footnote 3 also applies, the increase for both footnotes may be applied.

(2)
Quantities may be increased by 100 percent when stored in approved storage cabinets, gas cabinets or exhausted enclosures. When footnote 2 also applies, the increase for both footnotes may be applied.

(3)
The quantities permitted in a sprinklered building are not limited.

(4)
Permitted in sprinklered buildings only. None is allowed in unsprinklered buildings.

Combustible Liquid—
Class II—	Acetic Acid, Acetic Anhydride, Acrylic Acid, Benzenethiol, Formic Acid, Kerosene, Naphtha, Vinyl Toluene
Class III-A—	Aniline, Benzyl Chloride, Chloroacetaldehyde, Cyclohexanone, Diazinon, Dimethyl Sulfate, Divinyl Benzene, Ethanolamine, Formalin, Nitrobenzene
Class III-B—	Diethanolamine, Ethylene Glycol, Formamide, Glycerin, Malathion, Parathion, Resorcinol
Cryogenic Fluids—	Flammable (Carbon monoxide, Deuterium, Ethylene, Hydrogen, Methane) Oxidizer (Fluorine, Nitric Oxide, Oxygen)
Explosives—	Black Powder, Dynamite, Nitrocellulose, Nitroglycerine
Flammable Solid—	Camphor, Cellulose Nitrate, Napthalene, Decaborane, Lithium Amide, Potassium
Flammable Gas—

Sulfide, Sulfur, Combustible Metals (Cesium, Magnesium and Zirconium) Acetylene, Arsine, Carbon Monoxide, Cyanogen, Diborane, Ethane, Ethylene, Formaldehyde, Hydrogen, Hydrogen Sulfide, LP Gas, Methane, Phosphine, Vinyl Chloride

Flammable Liquid—
Class I-A—	Acetaldehyde, n-Butane, Dimethylamine, Ethylamine, Ethyl Chloride, Ethylene Oxide
Class I-B—	Ethyl Ether, Ethyl Mercaptan, Hydrogen Cyanide, Isobutane, Pentane, Vinyl Bromide, Acetone, Acetonitrile, Acrolein, Acrylonitrile, Benzene, tert-Butyl Alcohol, Carbon Disulfide, Cyclohexane, Diethylamine, Dioxane, Ethyl Acetate, Ethyl Alcohol, Gasoline, Heptane, Hexane, Isopropyl Acetate, Isopropyl Alcohol, Methyl Alcohol, Octane, Propionitrile, Propanol, Pyridine, Tetrahydrofuran, Toluene, Triethylamine, Vinyl Acetate
Class I-C—	sec-Butyl Alcohol, Chlorobenzene, Cumene, Ethylenediamine, Hydrazine, Isoamyl Acetate, Nonane, Styrene, Turpentine, o-Xylene
Organic Peroxide (Unclassified, Detonatable)—
Organic Peroxide—
Class I—	Acetyl Cyclohexane Sulfonyl 60-65%, Fulfonyl Peroxide, Benzoyl Peroxide over 98%, t-butyl hydroperoxide 90%
Class II—	Acetyl Peroxide 25%, Peroxyacetic Acid 43%
Class III—	Benzoyl Peroxide 78%,
Class IV—	Benzoyl Peroxide 70%,
Class V—	Benzoyl Peroxide 35%, 1,1-di-t-butyl peroxy 3,5,5-trimethylcyclonehexane 40%
Oxidizer—
Class 4—	Ammonium Perchlorate, Ammonium Permanganate, Tetranitromethane
Class 3—	Ammonium Dichlorate, Calcium Hypochlorite, Potassium Bromate, Potassium Chlorate, Sodium Bromate, Sodium Chlorate
Class 2—	Barium Bromate, Barium Chlorate, Calcium Perchlorate, Lithium Perchlorate, Magnesium Perchlorate, Sodium Permanganate
Class 1—	Inorganic Nitrates, Inorganic Nitrites, Ammonium Persulfate, Lithium Peroxide, Manganese Dioxide, Zinc Peroxide
Oxidizer (Gas)—	Oxygen, Ozone, Oxides of Nitrogen Fluorine and Chlorine

Pyrophoric—	Gases (Diborane, Phosphine, Silane)
Solids (Cesium, hafnium, Lithium, White or Yellow Phosphorus, Plutonium, Potassium, Sodium) Liquids (Diethyl Aluminum Chloride, Diethyl Beryllium, Diethyl Phosphine)
Unstable (Reactive)—
Class 4—	Acetyl Peroxide, Dibutyl Peroxide, Ethyl Nitrate, Picric Acid Trinitrobenzene, Peroxyacetic Acid
Class 3—	Hydrogen Peroxide greater than 52%, Hydroxylamine, Nitromethane, Perchloric Acid
Class 2—	Acrolein, Acrylic Acid, Hydrazine, Sodium Perchlorate, Styrene, Vinyl Acetate
Class 1—	Acetic Acid, Hydrogen Peroxide 35°/0 to 52%, Paraldehyde, Tetrahydrofuran
Water Reactive—
Class 3—	Bromine Pentafluoride, Isobutylaluminum, Triethylaluminum,
Class 2—	Calcium Carbide, Calcium Metal, Lithium Hydride, Sodium Metal, Sodium Peroxide Trichlorosilane
Class 1—	Acetic Anhydride, Sodium Hydroxide, Sulfur Monochloride, Titanium Tetrachloride